Weinberg & Company, P.A.

C E R T I F I E D P U B L I C A C C O U N T A N T S

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of

China Energy and Carbon Black Holdings, Inc.

(formerly Huayang International Holdings, Inc.)

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated April 12, 2004 relating to the consolidated financial statements of Huayang International Holdings, Inc. and Subsidiary which appears in Huayang International Holdings, Inc.’s Annual Report on Form 10-KSB and 10-KSB/A for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission on May 17, 2004 and amended on June 14, 2004.

Weinberg & Company, P.A.

Certified Public Accountants

Boca Raton, Florida

December 1, 2004